                                    Ex-99.B11


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated
March 4, 1997, relating to the statements of assets and liabilities of the Mason Street Funds, Inc., which appears in such Statement of Additional Information. We also consent to the references to us under the headings "Independent Certified Public Accountants" and "Financial Statements" in such Statement of Additional Information.



Price Waterhouse LLP
Milwaukee, Wisconsin
March 4, 1997